Exhibit 10.2

EXECUTION COPY

MORTGAGE LOAN PURCHASE AGREEMENT

dated as of November 13, 2006

among

OPTION ONE MORTGAGE CORPORATION,

as Responsible Party

SG MORTGAGE FINANCE CORP.,

as Seller

and

SG MORTGAGE SECURITIES, LLC,

as Purchaser

and

acknowledged and agreed by

WELLS FARGO BANK, N.A.,

as Interim Trustee and as Master Servicer

SCHEDULES & EXHIBITS:

Schedule I	Seller’s Representations and Warranties
Exhibit 1	Contents of Each Mortgage File
Exhibit 2	Mortgage Loan Documents
Exhibit 3	Mortgage Loan Schedule

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MORTGAGE LOAN PURCHASE AGREEMENT

This MORTGAGE LOAN PURCHASE AGREEMENT, dated as of November 13, 2006 (this “Agreement”), is among OPTION ONE MORTGAGE CORPORATION (in its individual capacity, “Option One”), a California corporation, as responsible party (in such capacity, the “Responsible Party”), SG MORTGAGE FINANCE CORP., a Delaware corporation, as seller (the “Seller”), and SG MORTGAGE SECURITIES, LLC, a Delaware limited liability company, as purchaser (the “Purchaser”).

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement, dated as of December 1, 2006 (the “Pooling and Servicing Agreement”), among the Purchaser, as depositor, Wells Fargo Bank, N.A. (in its individual capacity, “Wells Fargo”), as securities administrator, custodian and master servicer (in such capacities, the “Master Servicer”), Option One, as servicer (in such capacity, the “Servicer”), and HSBC Bank USA, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Seller purchased the Mortgage Loans from the Responsible Party (or from certain trusts established by the Responsible Party (the “Option One Trusts”)), and, in connection with any securitization of the Mortgage Loans, the Responsible Party agreed to cooperate with the Seller and to take certain actions (including, without limitation, to make the representations and warranties contained herein regarding the Responsible Party and the Mortgage Loans);

WHEREAS, pursuant to the Trust Agreement (as amended, supplemented or otherwise modified from time to time), dated as of May 18, 2005, between the Seller, as beneficiary, and Wells Fargo, as trustee (in such capacity, the “Interim Trustee”), the Interim Trustee holds the Mortgage Loans in trust for the benefit of the Seller, and, pursuant to the Custodial Agreement, dated as of August 16, 2005, between the Seller, as owner, and Wells Fargo, as custodian (the “Custodian”), the Custodian holds the Mortgage Loan Files in trust for the benefit of the Seller;

WHEREAS, the Seller intends to sell and the Purchaser intends to purchase the Mortgage Loans (as hereinafter identified) on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Purchaser intends to deposit the Mortgage Loans into a mortgage pool comprising the Trust Fund, which will be evidenced by a single series of asset-backed certificates designated as SG Mortgage Securities Trust 2006-OPT2 Asset-Backed Certificates, Series 2006-OPT2 (the “Certificates”), and the Certificates will consist of twenty-one classes of certificates and will be issued pursuant to the Pooling and Servicing Agreement;

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NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Agreement to Purchase. The Seller agrees to sell and the Purchaser agrees to purchase, on December 14, 2006 (the “Closing Date”), all the Seller’s right title and interest in certain first lien and second lien, adjustable-rate and fixed-rate, interest-only and fully-amortizing, one- to four-family residential mortgage loans purchased by the Seller from the Responsible Party (as more fully defined in the Pooling and Servicing Agreement, the “Mortgage Loans”), having an aggregate principal balance as of the close of business on December 1, 2006, (the “Cut-off Date”) of $813,345,795.44 (the “Closing Balance”), after giving effect to all payments due on the Mortgage Loans on or before the Cut-off Date, whether or not received including the right to any Prepayment Charges payable by the related Mortgagors in connection with any Principal Prepayments on the Mortgage Loans, on a servicing-retained basis.

SECTION 2. Mortgage Loan Schedule. The Purchaser and the Seller have agreed upon which of the Mortgage Loans are to be purchased by the Purchaser pursuant to this Agreement and the Seller will prepare or cause to be prepared on or prior to the Closing Date a Mortgage Loan Schedule, attached hereto as Exhibit 3 (the “Mortgage Loan Schedule”), that shall describe such Mortgage Loans and set forth all of the Mortgage Loans to be purchased under this Agreement, including the Prepayment Charges. The Mortgage Loan Schedule will conform to the requirements set forth in this Agreement and to the definition of “Mortgage Loan Schedule” under the Pooling and Servicing Agreement.

SECTION 3. Consideration.

(a) In consideration for the Mortgage Loans to be purchased hereunder the Purchaser shall, as described in Section 8, pay to or upon the order of the Seller in immediately available funds an amount (the “Total Purchase Price”) equal to (i) the net sale proceeds of the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-3C, Class A-3D, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class M-10 and Class M-11 Certificates, and (ii) the Class CE, Class P and Class R Certificates.

(b) The Purchaser or any assignee, transferee or designee of the Purchaser shall be entitled to all scheduled payments of principal due after the Cut-off Date, all other payments of principal due and collected after the Cut-off Date, and all payments of interest on the Mortgage Loans allocable to the period after the Cut-off Date. All scheduled payments of principal and interest due on or before the Cut-off Date and collected after the Cut-off Date shall belong to the Seller.

(c) Pursuant to the Pooling and Servicing Agreement and the Assignment and Recognition Agreement, dated as of December 1, 2006, between the Purchaser, as assignor, the Trustee, as assignee, Option One, as servicer and responsible party, and the Seller, the Purchaser will assign all of its right, title and interest in and to the Mortgage Loans, together with its rights under this Agreement, to the Trustee for the benefit of the Certificateholders.

SECTION 4. Transfer of the Mortgage Loans.

(a) Possession of Mortgage Files. Each of the Seller and the Interim Trustee does hereby sell, and in connection therewith hereby assigns, to the Purchaser, effective as of the

Closing Date, without recourse but subject to the terms of this Agreement, all of its right, title and interest in, to and under the Mortgage Loans, including the related Prepayment Charges. The contents of each Mortgage File not delivered to the Purchaser or to any assignee, transferee or designee of the Purchaser on or prior to the Closing Date are and shall be held in trust by the Seller for the benefit of the Purchaser or any assignee, transferee or designee of the Purchaser. Upon the sale of the Mortgage Loans, the ownership of each Mortgage Note, the related Mortgage and the other contents of the related Mortgage File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or that come into the possession of the Seller on or after the Closing Date shall immediately vest in the Purchaser and shall be delivered immediately to the Purchaser or as otherwise directed by the Purchaser.

(b) Delivery of Mortgage Loan Documents. The Seller will, on or prior to the Closing Date, deliver or cause to be delivered to the Purchaser or any assignee, transferee or designee of the Purchaser the complete Mortgage File (as defined in Exhibit 1) for each Mortgage Loan included on the Mortgage Loan Schedule, which Mortgage File shall contain the Mortgage Loan Documents (as defined in Exhibit 2).

The Seller shall forward to the Purchaser original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan within two (2) weeks of their execution, provided, however, that the Seller shall provide the Purchaser with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation, subject to extension for reasonable cause.

In the event any document required to be delivered to the Purchaser pursuant to this Section 4(b), including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Purchaser, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Purchaser in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Section 7. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer’s certificate of a servicing officer of the Responsible Party, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer’s certificate. In addition to its repurchase obligations set forth above in this paragraph, the Seller shall exert customary and diligent efforts to cause the delivery to the Purchaser of the documents required to be delivered under the preceding paragraphs. Each document required to be delivered under this Section 4(b) shall be delivered by the Seller within three hundred and sixty (360) days of the Closing Date.

The Responsible Party shall pay all initial recording fees, if any, for the Assignments of Mortgage and any other fees or costs in transferring all original documents to the Purchaser or, upon written request of the Purchaser, to the Purchaser or the Purchaser’s designee. The Seller (at the expense of the Responsible Party) shall be responsible for recording the Assignments of Mortgage.

(c) Acceptance of Mortgage Loans. The documents delivered pursuant to Section 4(b) hereof shall be reviewed by the Purchaser or any assignee, transferee or designee of the Purchaser at any time before or after the Closing Date (and with respect to each document permitted to be delivered after the Closing Date, within seven days of its delivery) to ascertain that all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule.

(d) Transfer of Interest in Agreements. The Purchaser has the right to assign its interest under this Agreement, in whole or in part, to the Trustee, as may be required to effect the purposes of the Pooling and Servicing Agreement, without the consent of the Seller or the Responsible Party, and the assignee shall succeed to the rights hereunder of the Purchaser. Any expense reasonably incurred by or on behalf of the Purchaser or the Trustee in connection with enforcing any obligations of the Seller or the Responsible Party under this Agreement will be promptly reimbursed by the Seller or the Responsible Party, as applicable.

(e) Examination of Mortgage Files. Prior to the Closing Date, the Seller shall either (i) deliver in escrow to the Purchaser, or to any assignee, transferee or designee of the Purchaser for examination, the Mortgage File pertaining to each Mortgage Loan or (ii) make such Mortgage Files available to the Purchaser or to any assignee, transferee or designee of the Purchaser for examination. Such examination may be made by the Purchaser or the Trustee, and their respective designees, upon reasonable notice to the Seller during normal business hours before the Closing Date and within sixty (60) days after the Closing Date. If any such person makes such examination prior to the Closing Date and identifies any Mortgage Loans that do not conform to the requirements of the Purchaser as described in this Agreement, such Mortgage Loans shall be deleted from the Mortgage Loan Schedule. The Purchaser may, at its option and without notice to the Seller, purchase all or part of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or any person has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the rights of the Purchaser or any assignee, transferee or designee of the Purchaser to demand repurchase or other relief as provided herein or under the Pooling and Servicing Agreement.

SECTION 5. Representations, Warranties and Covenants of the Responsible Party and the Seller.

(a) The Responsible Party hereby represents and warrants to the Seller and the Purchaser, as of the date hereof and as of the Closing Date, and covenants, that:

(i) The Responsible Party is duly organized, validly existing and in good standing under the laws of the state of California and is and will remain in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan;

(ii) The Responsible Party has the full power and authority to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. The Responsible Party has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Seller and the Purchaser, constitutes a legal, valid and binding obligation of the Responsible Party, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization;

(iii) The execution and delivery of this Agreement by the Responsible Party and the performance of and compliance with the terms of this Agreement which are applicable to the Responsible Party will not violate the Responsible Party’s certificate of incorporation or bylaws or constitute a default under or result in a breach or acceleration of, any material contract, agreement or other instrument to which the Responsible Party is a party or which may be applicable to the Responsible Party or its assets;

(iv) The Responsible Party is not in violation of, and the execution and delivery of this Agreement by the Responsible Party and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Responsible Party or its assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of the Responsible Party or its assets or might have consequences that would materially and adversely affect the enforceability of the Mortgage Loans or this Agreement or the performance of its obligations and duties hereunder;

(v) The Responsible Party does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant of the Responsible Party contained in this Agreement;

(vi) There are no actions or proceedings against, or investigations of, the Responsible Party before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by the Responsible Party of its obligations under, or the validity or enforceability of, this Agreement;

(vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Responsible Party of, or compliance by the Responsible Party with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date;

(viii) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Responsible Party; and

(ix) Neither this Agreement nor any written statement, report or other document prepared and furnished by the Responsible Party pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

(b) The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, and covenants, that:

(i) The Seller is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware with full corporate power and authority to conduct its business as presently conducted by it to the extent material to the consummation of the transactions contemplated herein. The Seller has the full corporate power and authority to own the Mortgage Loans and to transfer and convey the Mortgage Loans to the Purchaser and has the full corporate power and authority to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of this Agreement.

(ii) The Seller has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Responsible Party, the Interim Trustee and the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization.

(iii) The execution, delivery and performance of this Agreement by the Seller (x) does not conflict and will not conflict with, does not breach and will not result in a breach of and does not constitute and will not constitute a default (or an event, which with notice or lapse of time or both, would constitute a default) under (A) any terms or provisions of the certificate of incorporation or bylaws of the Seller, (B) any term or provision of any material agreement, contract, instrument or indenture, to which the Seller is a party or by which the Seller or any of its property is bound or (C) any law, rule, regulation, order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over the Seller or any of its property and (y) does not create or impose and will not result in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans.

(iv) No consent, approval, authorization or order of, registration or filing with, or notice on behalf of the Seller to any governmental authority or court is required, under federal laws or the laws of the State of Delaware, for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement or the consummation by the Seller of any other transaction contemplated hereby; provided, however, that the Seller makes no representation or warranty regarding federal or state securities laws in connection with the sale or distribution of the Certificates.

(v) The Seller is not in violation of, and the execution and delivery of this Agreement by the Seller and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Seller or its assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of the Seller or its assets or might have consequences that would materially and adversely affect the performance of its obligations and duties hereunder.

(vi) The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

(vii) Immediately prior to the sale of the Mortgage Loans to the Purchaser as herein contemplated, the Seller will be the beneficial owner, and the Interim Trustee will be the legal owner, of the related Mortgage and the indebtedness evidenced by the related Mortgage Note, and, upon the payment to the Seller of the Total Purchase Price, in the event that the Seller retains or has retained record title, the Seller shall retain such record title to each Mortgage, each related Mortgage Note and the related Mortgage Files with respect thereto in trust for the Purchaser as the owner thereof from and after the date hereof.

(viii) There are no actions or proceedings against, or investigations known to it of, the Seller before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the sale of the Mortgage Loans by the Seller or the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by the Seller of its obligations under, or validity or enforceability of, this Agreement.

(ix) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or any similar statutory provisions.

(x) The Seller has not dealt with any broker, investment banker, agent or other person, except for the Purchaser or any of its affiliates, that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

(xi) There is no litigation currently pending or, to the best of the Seller’s knowledge without independent investigation, threatened against the Seller that would reasonably be expected to adversely affect the transfer of the Mortgage Loans, the issuance of the Certificates or the execution, delivery, performance or enforceability of this Agreement, or that would result in a material adverse change in the financial condition of the Seller.

(xii) The Seller is solvent and will not be rendered insolvent by the consummation of the transactions contemplated hereby. The Seller is not transferring any Mortgage Loan with any intent to hinder, delay or defraud any of its creditors.

(xiii) The Seller makes each of the additional representations and warranties set forth on Schedule I hereto.

(c) The Seller hereby makes the representations and warranties set forth in Sections 6(b), (q), (r), (w), (pp), (vv) and (kkkk) with the exception that the words “Whole Loan Sale Date” in such sections are replaced with the words “Cut-off Date”, provided, however, that (i) the phrase “except with respect to payments not yet 30 days past due” shall be replaced with the phrase “except with respect to payments not more than 30 days delinquent based on OTS methodology” in both places where it appears in Section 6(b), (ii) the phrase “up to the close of business on” shall be replaced with “prior to” where it appears in Section 6(b), and (iii) if any corresponding representation or warranty of the Responsible Party set forth in any such section with respect to any Mortgage Loan was not true and correct as of the Whole Loan Sale Date (as defined below) and was not subsequently cured prior to the Cut-off Date, the Seller shall be deemed not to have made such representation or warranty under such section with respect to such Mortgage Loan and shall have no corresponding obligation to repurchase or substitute any such Mortgage Loan under Section 7. In addition, the Seller makes the representations and warranties set forth in Sections 6(zz), (ttt) and (vvvv) to the Purchaser and its assigns.

(d) As of the Closing Date and immediately prior to the sale of the Mortgage Loans hereunder, the Seller is the sole beneficial and equitable owner of the related Mortgage Notes and the related Mortgages and has full right to transfer and sell the Mortgage Loans to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest.

SECTION 6. Representations and Warranties of the Responsible Party Relating to the Mortgage Loans.

The Responsible Party hereby represents and warrants to the Seller and the Purchaser that, as to each Mortgage Loan, as of the Closing Date or, if specified below, as of the date that such Mortgage Loan was purchased by the Seller from the Responsible Party (the “Whole Loan Sale Date”):

(a) The information set forth in the Mortgage Loan Schedule is complete, true and correct as of the Cut-off Date;

(b) Except with respect to payments not yet 30 days past due, all payments required to be made up to the close of business on the Whole Loan Sale Date under the terms of the related Mortgage Note have been made; neither the Responsible Party nor any applicable Option One Trust has advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property, directly or indirectly, for the payment of any amount required by the Mortgage Note or Mortgage; and as of the Whole Loan Sale Date, except with respect to payments less than 30 days past due, there has been no delinquency, exclusive of any period of grace, in any payment by the Mortgagor thereunder since origination;

(c) There are no delinquent taxes, insurance premiums or other outstanding charges that would jeopardize the lien priority of the Mortgage Loan;

(d) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage, and which have been delivered to the Purchaser; and the substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the related policy. No instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by the policy, and which assumption agreement has been delivered to the Purchaser;

(e) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(f) All buildings upon the Mortgaged Property are insured by an insurer acceptable to Fannie Mae and Freddie Mac against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, pursuant to insurance policies conforming to the requirements of the Pooling and Servicing Agreement. All such insurance policies contain a standard mortgagee clause naming the Responsible Party, its successors and assigns as mortgagee and all premiums thereon have been paid. If upon origination of the Mortgage Loan, the Mortgaged Property was in an area identified on a Flood Hazard Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration and conforming to the requirements of Fannie Mae or Freddie Mac is in effect. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Responsible Party upon the consummation of the transactions contemplated by this Agreement. Neither the Responsible Party nor any applicable Option One Trust has engaged in, or has any knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Responsible Party or any applicable Option One Trust;

(g) Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, predatory and abusive lending laws, or disclosure laws applicable to the origination and servicing of loans of a type similar to the Mortgage Loans have been complied with and the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Responsible Party shall maintain in its possession, available for the Purchaser’s inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

(h) The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release. Neither the Responsible Party nor any applicable Option One Trust has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Responsible Party or any applicable Option One Trust waived any default resulting from any action or inaction by the Mortgagor;

(i) With respect to any First Lien Mortgage Loan, the related Mortgage is a valid, existing and enforceable first lien on the related Mortgaged Property and, with respect to any Second Lien Mortgage Loan, the related Mortgage is a valid, existing and enforceable second lien on the related Mortgaged Property, including all improvements on the related Mortgaged Property subject only to (1) with respect to any Second Lien Mortgage Loan, the related First Lien, (2) the lien of current real property taxes and assessments which are not delinquent, (3) covenants, conditions and restrictions, rights of way, easements, mineral right reservations and other matters of the public record as of the date of recording of such Mortgage which are acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the related Mortgage Loan and which do not adversely affect the Appraised Value of the related Mortgaged Property, and (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the related Mortgage or the use, enjoyment, value (as determined by Appraised Value) or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates (y) with respect to any First Lien Mortgage Loan, a valid, subsisting and enforceable first lien and first priority security interest and (z) with respect to any Second Lien Mortgage Loan, a valid, subsisting and enforceable second lien and second priority security interest, in each case, on the property described therein, and the Seller has the full right to sell and assign the same to the Purchaser. Except as set forth on the Mortgage Loan Schedule, the Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

(j) The Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms;

(k) All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties;

(l) The Mortgagor is a natural person who executed the related Mortgage either in an individual capacity or, provided that the related Mortgage is guaranteed by a natural person, as trustee for a family trust;

(m) The proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the mortgagee pursuant to the Mortgage Note or Mortgage;

(n) As of the Whole Loan Sale Date and immediately prior to the sale of the Mortgage Loan to the Seller, the Responsible Party or the Option One Trusts were the sole beneficial and equitable owner of the related Mortgage Note and the related Mortgage and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest;

(o) All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable “doing business” and licensing requirements of the laws of the state wherein the Mortgaged Property is located;

(p) The Mortgage Loan is covered by an ALTA lender’s title insurance policy and, in the case of an Adjustable Rate Mortgage Loan, with an adjustable rate mortgage endorsement, such endorsement substantially in the form of ALTA Form 6.0 or 6.1, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender’s title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae and Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in clauses (i)(1), (2) and (3) above) the Responsible Party, its successors and assigns as to the first or second, as applicable, priority lien of the Mortgage in the original principal amount of the Mortgage Loan and, with respect to an Adjustable Rate Mortgage Loan, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Rate and Monthly Payment. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress to and from the Mortgaged Property, and against encroachments by or upon the Mortgaged Property or any interest therein. The Responsible Party is the sole insured of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. Such lender’s title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Responsible Party’s interest therein does not require the consent of or notification to the related insurer. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including the Responsible Party, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy;

(q) As of the Whole Loan Sale Date, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Responsible Party has not waived (either for itself, for any applicable Option One Trust or for the Seller) any default, breach, violation or event of acceleration. For purposes of the foregoing, a delinquent payment of less than thirty (30) days on a Mortgage Loan in and of itself does not constitute a default, breach, violation or event of acceleration (or an event which, with the passage of time or with notice and the expiration of any grace or cure period, has occurred that would constitute a default, breach, violation or event of acceleration) with respect to such Mortgage Loan;

(r) As of the Whole Loan Sale Date, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(s) All improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property;

(t) The Mortgage Loan was originated or acquired by the Responsible Party (and if acquired by the Responsible Party the Mortgage Loan was underwritten in all material respects with the Underwriting Guidelines) or originated by a savings and loan association, a savings bank, a commercial bank or similar banking institution which is supervised and examined by a federal or state authority, or by a mortgagee approved as such by the Secretary of HUD.

(u) Payments on the Mortgage Loan shall commence (with respect to any newly originated Mortgage Loans) or commenced no more than two months after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan bears interest at the Mortgage Rate. The Mortgage Note is payable on the first day of each month (except with respect to the Mortgage Loans set forth in the Mortgage Loan Schedule as having Monthly Payments due on a day other than the first day of each month) in Monthly Payments, which, in the case of a Fixed Rate Mortgage Loans, are sufficient to fully amortize the original principal balance over the original term thereof, of not more than forty (40) years, and to pay interest at the related Mortgage Rate, and, in the case of an Adjustable Rate Mortgage Loan, are changed on each Adjustment Date, and in any case, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Rate. The Index for each Adjustable Rate Mortgage Loan is as defined in the Mortgage Loan Schedule. Interest on the Mortgage Loan is calculated on the basis of a 360 day year consisting of twelve 30-day months. The Mortgage Note does not permit negative amortization;

(v) The origination and collection practices used by the Responsible Party, with respect to each Mortgage Note and Mortgage have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing industry. The Mortgage Loan has been serviced by the Responsible Party and any predecessor servicer in accordance with the terms of the Mortgage Note and applicable law. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control with, the Responsible Party, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. An escrow of funds is not prohibited by applicable law with respect to any Mortgage Loan for which such escrow of funds has been established. All Mortgage Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Responsible Party or an Affiliate thereof executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Rate and the monthly payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited. No escrow deposits or Escrow Payments or other charges or payments due the Responsible Party have been capitalized under any Mortgage or the related Mortgage Note and no such escrow deposits or Escrow Payments are being held by the Responsible Party for any work on a Mortgaged Property which has not been completed;

(w) As of the Whole Loan Sale Date, the Mortgaged Property is free of material damage and waste that affect adversely the value of the Mortgaged Property and there is no proceeding pending or threatened for the total or partial condemnation thereof;

(x) The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise, by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. Since the date of origination of the Mortgage Loan, the Mortgaged Property has not been subject to any bankruptcy proceeding or foreclosure proceeding and the Mortgagor has not filed for protection under applicable bankruptcy laws. There is no homestead or other exemption available to the Mortgagor, which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgagor has not notified the Responsible Party and the Responsible Party has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 1940;

(y) The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines of the Responsible Party in effect at the time the Mortgage Loan was originated;

(z) The related Mortgaged Property is not a leasehold estate or, if such Mortgaged Property is a leasehold estate, (i) the lessor under the lease holds a fee simple interest in the land; (ii) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor’s consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (iii) the terms of such lease do not (a) allow the termination thereof upon the lessee’s default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (iv) the original term of such lease is not less than 15 years; (v) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (vi) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a generally accepted practice;

(aa) The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to above;

(bb) The Mortgage Note is comprised of one original promissory note and each such promissory note constitutes an “instrument” for purposes of Section 102(a)(47) of the Uniform Commercial Code;

(cc) The Mortgage File contains an appraisal of the related Mortgaged Property which (A) conformed to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and were generally on forms acceptable to Fannie Mae and Freddie Mac, (B) was conducted generally in accordance with the Underwriting Guidelines and included an assessment of the fair market value of the related Mortgaged Property at the time of such appraisal, and (C) was made and signed, prior to the approval of the Mortgage Loan application, by a qualified appraiser who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of Fannie Mae or Freddie Mac. Each appraisal of the Mortgage Loan was made in accordance with the relevant provisions of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989;

(dd) In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(ee) No Mortgage Loan contains provisions pursuant to which Monthly Payments are (i) paid or partially paid with funds deposited in any separate account established by the Responsible Party, the Mortgagor, or anyone on behalf of the Mortgagor, (ii) paid by any source other than the Mortgagor or (iii) contains any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(ff) The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of a Fixed Rate Mortgage Loan, an Adjustable Rate Mortgage Loan, and a Refinanced Mortgage Loan, as applicable, and evidence of such receipt is and will remain in the Mortgage File;

(gg) No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property;

(hh) The Mortgage Note, the Mortgage, the Assignment and any other documents required to be delivered with respect to the Mortgage Loan pursuant to the Custodial Agreement, have been delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement;

(ii) The Mortgaged Property is lawfully occupied under applicable law; all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities. No improvement located on or being part of any Mortgaged Property is in violation of any applicable zoning law or regulation;

(jj) No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan (including the documents, instruments and agreements submitted for the underwriting of such Mortgage Loan) has taken place on the part of the Responsible Party, any applicable Option One Trust, or, to the best of the Responsible Party’s knowledge, the Mortgagor, the appraiser, any builder, or any developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

(kk) Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded, or are in the process of being recorded, in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Responsible Party, any applicable Option One Trust and the Seller. The Assignment, is in recordable form and (other than with respect to the blank assignee) is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(ll) Any principal advances made to the Mortgagor prior to the related Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority with respect to each Mortgage Loan that is a First Lien Mortgage Loan or second lien priority with respect to each Mortgage Loan that is a Second Lien Mortgage Loan, in either case by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae or Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(mm) Except as otherwise disclosed on the Mortgage Loan Schedule, no Mortgage Loan is a Balloon Loan that has an original stated maturity of less than seven years;

(nn) If the Residential Dwelling on the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project meets the eligibility requirements set forth in the Underwriting Guidelines ;

(oo) Each Mortgage Loan originated in the state of Texas pursuant to Article XVI, Section 50(a)(6) of the Texas Constitution (a “Texas Refinance Loan”) has been originated in compliance with the provisions of Article XVI, Section 50(a)(6) of the Texas Constitution, Texas Civil Statutes and the Texas Finance Code. With respect to each Texas Refinance Loan that is a Cash Out Refinancing, the related Mortgage Loan Documents state that the Mortgagor may prepay such Texas Refinance Loan in whole or in part without incurring a Prepayment Charge. The Responsible Party does not collect any such Prepayment Charges in connection with any such Texas Refinance Loan;

(pp) As of the Whole Loan Sale Date, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; as of the Whole Loan Sale Date there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(qq) The Responsible Party shall, at its own expense, cause each Mortgage Loan to be covered by a “life of loan” Tax Service Contract which is assignable to the Purchaser or its designee at no cost to the Purchaser or its designee; provided, however, that if the Responsible Party fails to purchase such Tax Service Contract, the Responsible Party shall be required to reimburse the Purchaser for all costs and expenses incurred by the Purchaser in connection with the purchase of any such Tax Service Contract;

(rr) Each Mortgage Loan is covered by a “life of loan” Flood Zone Service Contract which is assignable to the Purchaser or its designee at no cost to the Purchaser or its designee or, for each Mortgage Loan not covered by such Flood Zone Service Contract, the Responsible Party agrees to purchase such Flood Zone Service Contract;

(ss) Assuming a REMIC election were made with respect to a trust of which the Mortgage Loans are a part, the Mortgage Loan constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code;

(tt) No Mortgage Loan has an LTV or CLTV, as applicable, of more than 100%;

(uu) With respect to any Second Lien Mortgage Loan, either (a) no consent for the Second Lien Mortgage Loan is required by the holder of the related First Lien or (b) such consent has been obtained and is contained in the Mortgage File;

(vv) With respect to each Second Lien Mortgage Loan, as of the Whole Loan Sale Date, the related first lien mortgage loan is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first lien mortgage or mortgage note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

(ww) With respect to each Second Lien Mortgage Loan, the related first lien mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under such Second Lien Mortgage Loan and allows such mortgagee to cure any default under the related first lien mortgage;

(xx) With respect to any Second Lien Mortgage Loan, the Responsible Party has not received notice of (1) any proceeding for the total or partial condemnation of any Mortgaged Property or (2) any default under any mortgage, lien or other encumbrance senior to the related Mortgage that has not been cured;

(yy) With respect to any Second Lien Mortgage Loan, where required by law in the jurisdiction in which the Mortgaged Property is located, the original lender has filed or recorded a request for notice of any action by the senior lienholder under the related First Lien, and the original lender has notified any senior lienholder in writing of the existence of the Second Lien Mortgage Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder;

(zz) No Mortgage Loan is (a) subject to, covered by or in violation of the Home Ownership and Equity Protection Act of 1994 (“HOEPA”) (including a violation of the thresholds set by HOEPA (and its implementing regulations, including 12 CFR § 226.32(a)(1)(i) and (ii)) limiting the Mortgage Interest Rate, points and fees applicable to such Mortgage Loan), (b) classified as a “high cost,” “covered,” “high risk home”, “high-rate, high-fee,” “threshold,” or “predatory” loan under HOEPA or any other applicable state, federal or local law, including any predatory or abusive lending laws (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for a residential mortgage loan having high interest rates, points and/or fees), (c) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the Standard & Poor’s LEVELS® Glossary Revised, Appendix E) or (d) in violation of any state law or ordinance comparable to HOEPA;

(aaa) The Responsible Party has no knowledge of any circumstances or condition with respect to the Mortgage Loan, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that can reasonably be expected to cause investors who invest in substantially similar mortgage loans to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, adversely affect the value of the Mortgage Loan or to cause the Mortgage Loan to prepay during any period materially faster or slower than similar mortgage loans held by the Responsible Party generally secured by properties in the same geographic area as the related Mortgaged Property;

(bbb) No Mortgagor was required to purchase any credit life, disability, accident or health insurance product or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit life, disability, unemployment, property, mortgage, accident or health insurance policy or debt cancellation agreement in connection with the origination of the Loan. None of the proceeds of the Loan were used to purchase or finance single-premium credit life or disability insurance policies or any comparable insurance or debt cancellation agreement;

(ccc) With respect to any Mortgage Loan that contains a provision permitting imposition of a Prepayment Charge: (i) prior to the Mortgage Loan’s origination, the Mortgagor agreed to such Prepayment Charge in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the Mortgage Loan’s origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the Prepayment Charge is disclosed to the Mortgagor in the Mortgage Loan Documents pursuant to applicable state and federal law, (iv) the duration of the prepayment penalty period shall not exceed three (3) years from the date of the Mortgage Note, and (v) notwithstanding any state or federal law to the contrary, the Responsible Party shall not impose such Prepayment Charge in any instance when the Mortgage debt is accelerated as the result of the Mortgagor’s default in making the Mortgage Loan payments. No Mortgage Loan will impose a prepayment penalty in excess of the maximum amount permitted under applicable state law. No Mortgage Loan that is an Adjustable Rate Mortgage Loan shall include an option to convert to a Fixed-Rate Mortgage Loan;

(ddd) In connection with any Mortgage Loan, the Responsible Party has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

(eee) The source or seasoning, as applicable, of the down payment with respect to each Mortgage Loan has been fully verified by the Responsible Party;

(fff) Each Mortgage Loan was originated on or after the date set forth in the Mortgage Loan Schedule;

(ggg) No Mortgage Loan had an original term to maturity of more than forty (40) years, unless otherwise set forth in the Mortgage Loan Schedule;

(hhh) No Mortgagor is the obligor on more than two Mortgage Notes (other than with respect to the Mortgage Loans identified on the Mortgage Loan Schedule as (i) numbers 321035726, 321035727 and 321035730 with respect to one Mortgagor and (ii) numbers 551016698, 551016702 and 551016706 with respect to a second Mortgagor);

(iii) Each Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of the related Mortgage Loan in the event the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder and to the best of the Responsible Party’s knowledge, such provision is enforceable;

(jjj) Each Parity Act State Mortgage Loan was originated and is serviced in conformity with the regulations promulgated by the OTS pursuant to the Parity Act;

(kkk) No more than five percent (5%) of the Mortgage Loans are Second Lien Mortgage Loans. The representations and warranties in this Section 6 are applicable to such Second Lien Mortgage Loans to the extent that the Underwriting Guidelines for the origination of second lien mortgage loans set forth guidelines and/or procedures related to such representations and warranties;

(lll) All Parity Act State Mortgage Loans originated on or after July 1, 2003 comply with all applicable state laws, rules and regulations regarding prepayment charges and such charges as set forth in the Mortgage Loan Documents are enforceable under applicable state laws and regulations;

(mmm) The Index set forth in the Mortgage Note is LIBOR;

(nnn) With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

(ooo) To the best of the Responsible Party’s knowledge, no action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any insurance policy or bankruptcy bond related to the Mortgage Loans, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by any Option One Trust or the Responsible Party or by any officer, director, or employee of any Option One Trust or the Responsible Party or any designee of any Option One Trust or the Responsible Party or any corporation in which an Option One Trust, the Responsible Party or any officer, director, or employee had a financial interest at the time of placement of such insurance;

(ppp) With respect to each Mortgage, the Responsible Party has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with Real Estate Settlement Procedures Act of 1974 and any other applicable law;

(qqq) No Mortgage Loan is secured by a manufactured home;

(rrr) With respect to each Mortgage Loan subject to a Prepayment Charge, such Prepayment Charge, at the time of the origination of the related Mortgage Loan, is enforceable and in compliance with all applicable local, state and federal law;

(sss) Each Mortgage Loan (other than with respect to the points and fees applicable to any Points and Fees Eligible Loan) is in compliance with the anti-predatory lending eligibility for purchase requirements of Fannie Mae’s Selling Guide;

(ttt) Each Mortgage Loan at the time it was made complied in all material respects with applicable local, state, and federal laws, including, but not limited to, all applicable predatory, abusive and fair lending laws;

(uuu) No Mortgage Loan is a “high cost” mortgage loan, as defined in the applicable predatory and abusive lending laws, including, but not limited to, the Georgia Fair Lending Act and Section 6-L of the New York State Banking Law;

(vvv) No Mortgage Loan is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003 (N.J.S.A. 46:10B-22 et seq.);

(www) No Mortgage Loan is a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Ann. §§ 58-21A-1 et seq.);

(xxx) No Mortgage Loan is a “High-Risk Home Loan” as defined in the Illinois High-Risk Home Loan Act effective January 1, 2004 (815 Ill. Comp. Stat. 137/1 et seq.);

(yyy) No Mortgage Loan is a “High-Cost Home Mortgage Loan” as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C);

(zzz) No Mortgage Loan is a “High Cost Home Loan” as defined in the Indiana Home Loan Practices Act, effective January 1, 2005 (Ind. Code Ann. Sections 24-9-1 through 24-9-9);

(aaaa) With respect to any Mortgage Loan originated on or after August 1, 2004, (i) the Mortgage Loan is not subject to mandatory arbitration and (ii) neither the related Mortgage nor the related Mortgage Note requires the borrower to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction;

(bbbb) No Mortgage Loan is a “High Cost Home Loan” as defined in the Arkansas Home Loan Protection Act effective July 16, 2003 (Act 1340 of 2003);

(cccc) No Mortgage Loan is a “High Cost Home Loan” as defined in the Kentucky high-cost home loan statute effective June 24, 2003 (Ky. Rev. Stat. Section 360.100);

(dddd) No Mortgagor was encouraged or required to select a loan product offered by the Mortgage Loan’s originator which is a higher cost product designed for less creditworthy borrowers, taking into account such facts as, without limitation, the Mortgage Loan’s requirements and the Mortgagor’s credit history, income assets and liabilities. If, at the time of loan application, the Mortgagor may have qualified for a lower cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan’s originator, the Mortgage Loan’s originator referred the Mortgagor to such affiliate for underwriting consideration;

(eeee) The Mortgage Loans were underwritten according to the Underwriting Guidelines.

(ffff) With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan’s origination, the Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the loan’s origination, the Mortgagor was offered the option of obtaining a Mortgage Loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state and federal law, (iv) for Mortgage Loans originated on or after September 1, 2004, the duration of the prepayment period shall not exceed three (3) years from the date of the Note, unless the Mortgage Loan was modified to reduce the prepayment period to no more than three years from the date of the Note and the Mortgagor was notified in writing of such reduction in prepayment period, and (v) notwithstanding any state or federal law to the contrary, the Responsible Party shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the Mortgagor’s default in making the loan payments;

(gggg) All points and fees related to each Mortgage Loan were disclosed in writing to the borrower in accordance with applicable state and federal law and regulation. Except in the case of a Points and Fees Eligible Loan, no Mortgagor was charged “points and fees” (whether or not financed) in an amount greater than 5% of the principal amount of such Mortgage Loan. For purposes of this representation, such 5% limitation is calculated in accordance with Fannie Mae’s anti-predatory lending requirements as set forth in the Fannie Mae Guides and “points and fees” (x) include origination, underwriting, broker and finder’s fees and charges that the mortgagee imposed as a condition of making the Mortgage Loan, whether they are paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys’ fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard, and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges, which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan;

(hhhh) The Mortgage Loan is in compliance with all requirements set forth in the agreements pursuant to which the Responsible Party sold such Mortgage Loan to the Seller, and the characteristics of the related Mortgage Loan Package as set forth in the Mortgage Loan Schedule are true and correct;

(iiii) Each document or instrument in the related Mortgage File is in a form generally acceptable to prudent mortgage lenders that regularly originate or purchase mortgage loans comparable to the Mortgage Loans for sale to prudent investors in the secondary market that invest in mortgage loans such as the Mortgage Loans;

(jjjj) The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule;

(kkkk) The Mortgage Loan was not prepaid in full prior to the Whole Loan Sale Date and neither the Responsible Party nor any applicable Option One Trust have received notification from a Mortgagor that a prepayment in full shall be made after the Whole Loan Sale Date;

(llll) Each Mortgage Loan is eligible for sale in the secondary market or for inclusion in a Securitization Transaction without unreasonable credit enhancement;

(mmmm) With respect to each MERS Mortgage Loan, a MIN has been assigned by MERS and such MIN is accurately provided on the Mortgage Loan Schedule. The related Assignment to MERS has been duly and properly recorded;

(nnnn) With respect to each MERS Mortgage Loan, neither the Responsible Party nor any applicable Option One Trust have received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS;

(oooo) No Mortgage Loan secured by property located in the State of Nevada is a “home loan” as defined in the Nevada Assembly Bill No. 284, as amended;

(pppp) No Mortgage Loan is a subsection 10 mortgage under the Oklahoma Home Ownership and Equity protection Act, as amended;

(qqqq) No Mortgage Loan originated in the City of Los Angeles is subject to the City of Los Angeles, California Ordinance 175008, as amended, as a “home loan;”

(rrrr) No Mortgage Loan that is secured by property located within the State of Maine meets the definition of a (i) “high-rate, high-fee” mortgage loan under Article VIII, Title 9-A of the Maine Consumer Credit Code or (ii) “High-Cost Home Loan” as defined under the Maine House Bill 383 L.D. 494, as amended effective as of September 13, 2003;

(ssss) [Reserved];

(tttt) All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the borrower in accordance with applicable state and federal law and regulation;

(uuuu) The Responsible Party will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Responsible Party agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off;

(vvvv) No Mortgage Loan was originated on or after October 1, 2002 and before March 7, 2003, which is secured by property located in the State of Georgia;

(wwww) The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor’s income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan’s originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan;

(xxxx) Except as otherwise disclosed in the Mortgage Loan Schedule, the Stated Principal Balance at origination for each First Lien Mortgage Loan that is secured by a single family property located in any state other than the States of Alaska or Hawaii did not exceed $417,000. Except as otherwise disclosed in the Mortgage Loan Schedule, the Stated Principal Balance at origination for each First Lien Mortgage Loan that is secured by a single family property located in the States of Hawaii or Alaska did not exceed $625,500. Except as otherwise disclosed in the Mortgage Loan Schedule, the Stated Principal Balance at origination for each First Lien Mortgage Loan that is secured by a two-, three-, or four- family property located in any state other than the States of Alaska or Hawaii did not exceed $533,850, $645,3000 and $801,950, respectively. Except as otherwise disclosed in the Mortgage Loan Schedule, the Stated Principal Balance at origination for each First Lien Mortgage Loan that is secured by a two-, three- or four- family property located in the States of Hawaii or Alaska did not exceed $800,775, $967,950 and $1,202,925, respectively;

(yyyy) Except as otherwise disclosed in the Mortgage Loan Schedule, with respect to Second Lien Mortgage Loan, such Second Lien is on a one- to four-family residence that is the principal residence of the Mortgagor. Except as otherwise disclosed in the Mortgage Loan Schedule, the Stated Principal Balance at origination for each Second Lien Mortgage Loan that is secured by a one- to four-family property located in any state other than the States of Alaska or Hawaii did not exceed $208,500, without regard to the number of units. Except as otherwise disclosed in the Mortgage Loan Schedule, the Stated Principal Balance at origination for each Second Lien Mortgage Loan that is secured by a one- to four-family property located in the States of Hawaii or Alaska did not exceed $312,750, without regard to the number of units;

(zzzz) Except as otherwise disclosed in the Mortgage Loan Schedule, the sum of the Stated Principal Balances at origination for each First Lien Mortgage Loan and any Second Lien Mortgage Loans secured by a single family property located in any state other than the States of Alaska or Hawaii did not exceed $417,000. Except as otherwise disclosed in the Mortgage Loan Schedule, the sum of the Stated Principal Balances at origination for each First Lien Mortgage Loan and any Second Lien Mortgage Loans secured by a single family property located in the States of Hawaii or Alaska did not exceed $625,500. Except as otherwise disclosed in the Mortgage Loan Schedule, the sum of the Stated Principal Balances at origination for each First Lien Mortgage Loan and any Second Lien Mortgage Loans secured by a two-, three-, or four- family property located in any state other than the States of Alaska or Hawaii did not exceed $533,850, $645,3000 and $801,950, respectively. Except as otherwise disclosed in the Mortgage

Loan Schedule, the sum of the Stated Principal Balances at origination for each First Lien Mortgage Loan and any Second Lien Mortgage Loans secured by a two-, three- or four- family property located in the States of Hawaii or Alaska did not exceed $800,775, $967,950 and $1,202,925, respectively; and

(aaaaa) No Mortgage Loan is “seasoned” (a seasoned Mortgage Loan is one where the date of the related Mortgage Note is more than one year before the date on which the Certificates are issued).

SECTION 7. Repurchase Obligation for Defective Documentation and for Breach of Representation and Warranty.

(a) The representations and warranties contained in Sections 5(c) and 6 shall not be impaired by any review and examination of Mortgage Files or any failure on the part of the Seller or the Purchaser to review or examine such documents and shall inure to the benefit of any assignee, transferee or designee of the Purchaser, including the Trustee for the benefit of holders of the Certificates.

Upon discovery by the Seller, the Purchaser or any assignee, transferee or designee of the Purchaser of any materially defective document in, or that any material document was not transferred by or at the direction of the Seller as part of any Mortgage File, or of a breach of any of the representations and warranties contained in Sections 5(c) and 6 that materially and adversely affects the value of any Mortgage Loan or the interest therein of the Purchaser or the Purchaser’s assignee, transferee or designee, the party discovering such breach shall give prompt written notice to the Seller (in the case of a missing document) or to the Responsible Party and the Seller (in the case of a breach of any of the representations and warranties contained in Sections 5(c) and 6. Within sixty (60) days of its discovery or its receipt of notice of any such missing documentation that was not transferred to the Purchaser as described above, or of materially defective documentation, or of any such breach of a representation and warranty, the Responsible Party or the Seller (or their related designee), as applicable, promptly shall deliver such missing document or cure such defect or breach in all material respects or, in the event the Responsible Party or the Seller (or their related designee) cannot deliver such missing document or cannot cure such defect or breach, the Responsible Party or the Seller, as applicable, shall, within ninety (90) days of its discovery or receipt of notice, either (i) repurchase the affected Mortgage Loan at the Purchase Price (as defined in the Pooling and Servicing Agreement) or (ii) pursuant to the provisions of the Pooling and Servicing Agreement, cause the removal of such Mortgage Loan from the Trust Fund and substitute one or more Qualified Substitute Mortgage Loans. The Responsible Party or the Seller, as applicable, shall amend the Mortgage Loan Schedule to reflect the withdrawal of such Mortgage Loan from the terms of this Agreement and the Pooling and Servicing Agreement. The Responsible Party or the Seller, as applicable, shall deliver to the Purchaser such amended Mortgage Loan Schedule and shall deliver such other documents as are required by this Agreement or the Pooling and Servicing Agreement within five (5) days of any such amendment. Any repurchase pursuant to this Section 7(a) shall be accomplished by transfer to an account designated by the Purchaser of the amount of the Purchase Price in accordance with Section 2.03 of the Pooling and Servicing Agreement. Any repurchase required by this Section shall be made in a manner consistent with Section 2.03 of the Pooling and Servicing Agreement.

Notwithstanding the foregoing, (i) within 90 days of the earlier of discovery by the Responsible Party or receipt of notice by the Responsible Party of the breach of the representation and warranty of the Responsible Party set forth in Section 6(ffff) above which materially and adversely affects the interests of the Holders of the Class P Certificates in any Prepayment Charge, the Responsible Party shall pay the amount of the scheduled Prepayment Charge, for the benefit of the Holders of the Class P Certificates by remitting such amount to the Servicer for deposit into the Collection Account, net of any amount previously collected by the Servicer or paid by the Servicer, for the benefit of the Holders of the Class P Certificates in respect of such Prepayment Charge and (ii) it is understood and agreed by the parties hereto that a breach of the representations and warranties set forth in any of clauses (zz), (bbb), (ccc), (ddd), (qqq), (ttt), (aaaa), (dddd), (gggg), (vvvv), (wwww), (xxxx), (yyyy), (zzzz) or (aaaaa) of Section 6 shall be deemed to materially and adversely affect the value of the related Mortgage Loan or the interest therein of the Purchaser or the Purchaser’s assignee, transferee or designee.

(b) Notwithstanding the foregoing, with respect to an alleged breach of a representation and warranty which breach is covered by a title insurance policy, the Purchaser shall use reasonable efforts to enforce the provisions of any related title insurance policy prior to seeking a remedy against the Responsible Party or the Seller hereunder.

(c) It is understood and agreed that the obligations of the Responsible Party or the Seller set forth in this Section 7 to cure or repurchase a defective Mortgage Loan constitute the sole remedies of the Purchaser against the Responsible Party or the Seller respecting a missing document or a breach of the representations and warranties contained in Sections 5(c) and 6.

SECTION 8. Closing; Payment for the Mortgage Loans.

The closing shall be subject to each of the following conditions:

(a) All of the representations and warranties of the Seller and the Responsible Party under this Agreement shall be true and correct in all material respects as of the date as of which they are made and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

(b) The Purchaser shall have received, or the attorneys of the Purchaser shall have received in escrow (to be released from escrow at the time of closing), all Closing Documents as specified in Section 9 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

(c) The Seller shall have delivered or caused to be delivered and released to the Purchaser or to its designee, all documents (including without limitation, the Mortgage Loans) required to be so delivered by the Purchaser pursuant to Section 2.01 of the Pooling and Servicing Agreement; and

(d) All other terms and conditions of this Agreement and the Pooling and Servicing Agreement shall have been complied with.

Subject to the foregoing conditions, the Purchaser shall deliver or cause to be delivered to the Seller on the Closing Date, against delivery and release by the Seller to the Trustee of all documents required pursuant to the Pooling and Servicing Agreement, the consideration for the Mortgage Loans as specified in Section 3 of this Agreement, by delivery to the Seller of the Total Purchase Price.

SECTION 9. Closing Documents. Without limiting the generality of Section 8 hereof, the closing shall be subject to delivery of each of the following documents:

(a) An Officer’s Certificate of the Seller, dated the Closing Date, in form satisfactory to and upon which the Purchaser may rely, and attached thereto copies of the certificate of incorporation, bylaws and certificate of good standing of the Seller;

(b) An Opinion of Counsel of the Seller, dated the Closing Date, in form satisfactory to and addressed to the Purchaser;

(c) An Officer’s Certificate of the Responsible Party, dated the Closing Date, in form satisfactory to and upon which the Purchaser may rely, and attached thereto copies of the certificate of incorporation, bylaws and certificate of good standing of the Responsible Party;

(d) An Opinion of Counsel of the Responsible Party, dated the Closing Date, in form satisfactory to and addressed to the Purchaser;

(e) Such opinions of counsel as the Rating Agencies or the Trustee may request in connection with the sale of the Mortgage Loans by the Seller to the Purchaser or the Seller’s execution and delivery of, or performance under, this Agreement;

(f) A letter or letters from Deloitte and Touche LLP, certified public accountants, to the effect that they have performed certain specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature set forth in the Purchaser’s freewriting prospectus, dated November 13, 2006, and the Purchaser’s prospectus supplement, dated November 16, 2006 (the “Prospectus Supplement”), each relating to the Certificates, contained under the captions “Summary of Terms—Mortgage Loans”, “Risk Factors” (to the extent of information concerning the Mortgage Loans contained therein) and “The Mortgage Pool” agrees with the records of the Responsible Party; and

(g) Such further information, certificates, opinions and documents as the Purchaser may reasonably request.

SECTION 10. Costs. The Seller shall pay (or shall reimburse the Purchaser or any other Person to the extent that the Purchaser or such other Person shall pay) all costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including without limitation, recording fees, fees for title policy endorsements and continuations and, except as set forth in Section 4(b), the fees for recording Assignments.

The Seller shall pay (or shall reimburse the Purchaser or any other Person to the extent that the Purchaser or such other Person shall pay) the fees and expenses of the Seller’s accountants and attorneys, the costs and expenses incurred in connection with producing the

Servicer’s or any Subservicer’s loan loss, foreclosure and delinquency experience, the costs and expenses incurred in connection with obtaining the documents referred to in Section 9, the costs and expenses of printing (or otherwise reproducing) and delivering this Agreement, the Pooling and Servicing Agreement, the Certificates, the prospectus and Prospectus Supplement, and any private placement memorandum relating to the Certificates and other related documents, the initial fees, costs and expenses of the Trustee, the Master Servicer, the Securities Administrator and the Custodian, the fees and expenses of the Purchaser’s counsel in connection with the preparation of all documents relating to the securitization of the Mortgage Loans, the filing fee charged by the Securities and Exchange Commission for registration of the Certificates and the fees charged by any rating agency to rate the Certificates. All other costs and expenses in connection with the transactions contemplated hereunder shall be borne by the party incurring such expense.

SECTION 11. Indemnification. The Responsible Party shall indemnify and hold harmless each of (i) the Purchaser, (ii) the Underwriters, (iii) the Person, if any, to which the Purchaser assigns its rights in and to a Mortgage Loan and each of their respective successors and assigns and (iv) each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) ((i) through (iv) collectively, the “Indemnified Party”) against any and all losses, claims, expenses, damages or liabilities to which the Indemnified Party may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement or any private placement memorandum relating to the offering by the Purchaser or an affiliate thereof of the Class M-10 Certificates, the Class M-11 Certificates, the Class CE Certificates, the Class P Certificates or the Class R Certificates, or the omission or the alleged omission to state therein the material fact necessary in order to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with (i) information furnished in writing to the Purchaser or any of its affiliates by the Responsible Party or any of its affiliates specifically for use therein or (ii) the data files containing information with respect to the Mortgage Loans as transmitted by modem to the Purchaser by the Responsible Party or any of its affiliates (as such transmitted information may have been amended in writing by the Responsible Party or any of its affiliates subsequent to such transmission), (b) any representation, warranty or covenant made by the Responsible Party or any affiliate of the Responsible Party herein or in the Pooling and Servicing Agreement, on which the Purchaser has relied, being, or alleged to be, untrue or incorrect or (c) any updated collateral information provided by any Underwriter to a purchaser of the Certificates correctly derived from the data contained in clause (ii) and the Remittance Report or a current collateral tape obtained from the Responsible Party or an affiliate of the Responsible Party, including the current Stated Principal Balances of the Mortgage Loans; provided, however, that to the extent that any such losses, claims, expenses, damages or liabilities to which the Indemnified Party may become subject arise out of or are based upon both (1) statements, omissions, representations, warranties or covenants of the Responsible Party described in clause (a), (b) or (c) above and (2) any other factual basis, the Responsible Party shall indemnify and hold harmless the Indemnified Party only to the extent that the losses, claims, expenses, damages, or liabilities of the person or persons asserting the claim are determined to rise from or be based upon matters set forth in clause (1) above and do not result from the gross negligence or willful misconduct of such Indemnified Party. This indemnity shall be in addition to any liability that the Seller may otherwise have.

SECTION 12. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed by registered mail, postage prepaid, or transmitted by fax and, receipt of which is confirmed by telephone, if to the Purchaser, addressed to SG Mortgage Securities, LLC, at 1221 Avenue of the Americas, New York, NY 10020, Facsimile: (212) 278-7320, Attention: Arnaud Denis, or such other address as may hereafter be furnished to the Responsible Party and the Seller in writing by the Purchaser; if to the Responsible Party, addressed to Option One Mortgage Corporation at 3 Ada, Irvine, CA 92618, Facsimile (949) 790-7514, Attention: Debbie Lonergan, or such other address as may hereafter be furnished to the Seller and the Purchaser in writing by the Responsible Party; if to the Seller, addressed to SG Mortgage Finance Corp. at 1221 Avenue of the Americas, New York, NY 10020, Facsimile: (212) 278-7320, Attention: Carole Mortensen, or to such other address as the Seller may designate in writing to the Purchaser and the Responsible Party.

SECTION 13. Severability of Provisions. Any part, provision, representation or warranty of this Agreement that is prohibited or that is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

SECTION 14. Agreement of Parties. The Seller, the Responsible Party and the Purchaser each agree to execute and deliver such instruments and take such actions as either of the others may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement and the Pooling and Servicing Agreement.

SECTION 15. Survival. (a) The Seller agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the Purchaser, notwithstanding any investigation heretofore or hereafter made by the Purchaser or on its behalf, and that the representations, warranties and agreements made by the Seller herein or in any such certificate or other instrument shall survive the delivery of and payment for the Mortgage Loans and shall continue in full force and effect, notwithstanding any restrictive or qualified endorsement on the Mortgage Notes and notwithstanding subsequent termination of this Agreement, the Pooling and Servicing Agreement or the Trust Fund.

(b) The Responsible Party agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the Seller and the Purchaser, notwithstanding any investigation heretofore or hereafter made by the Seller or the Purchaser or on the behalf of either of them, and that the representations, warranties and agreements made by the Responsible Party herein or in any such certificate or other instrument shall continue in full force and effect, notwithstanding subsequent termination of this Agreement, the Pooling and Servicing Agreement or the Trust Fund.

SECTION 16. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 17. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

SECTION 18. Intent of the Parties. It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Seller to the Purchaser as provided herein be, and be construed as, a sale of the Mortgage Loans by the Seller to the Purchaser and not as a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the aforementioned intent of the parties, the Mortgage Loans are held to be property of the Seller, then (a) it is the express intent of the parties hereto that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller and (b) (1) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the New York Uniform Commercial Code; (2) the conveyance provided for herein shall be deemed to be a grant by the Seller to the Purchaser of a security interest in all of the Seller’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts, other than investment earnings, from time to time held or invested in the Collection Account whether in the form of cash, instruments, securities or other property; (3) the possession by the Purchaser or its agent of Mortgage Notes, the related Mortgages and such other items of property that constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession” by the secured party for purposes of perfecting the security interest pursuant to the New York Uniform Commercial Code; and (4) notifications to persons holding such property and acknowledgments, receipts or confirmations from persons holding such property shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser as contemplated by Section 4(d) hereof shall also be deemed to be an assignment of any security interest created hereby. The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement and the Pooling and Servicing Agreement.

[Signatures follow]

IN WITNESS WHEREOF, the Purchaser, the Seller and the Responsible Party have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.

SG MORTGAGE SECURITIES, LLC, as Purchaser

By:	/s/ Abner Figueroa
Name:	Abner Figueroa
Title:	Director

S-1	Mortgage Loan Purchase Agreement

SG MORTGAGE FINANCE CORP., as Seller

By:	/s/ Carole A. Mortensen
Name:	Carole A. Mortensen
Title:	Director

S-2	Mortgage Loan Purchase Agreement

OPTION ONE MORTGAGE CORPORATION, as Responsible Party

By:	/s/ Charles R. Fulton
Name:	Charles R. Fulton
Title:	Vice President

S-3	Mortgage Loan Purchase Agreement

Acknowledged and Accepted by:

WELLS FARGO BANK, N.A., as Interim Trustee and as Master Servicer

By:	/s/Raymond Delli Colli
Name:	Raymond Delli Colli
Title:	Vice President

S-4	Mortgage Loan Purchase Agreement

SCHEDULE I

The Seller hereby represents, warrants, and covenants to the Purchaser as follows on the Closing Date and on each Distribution Date thereafter:

General

1. This Agreement creates a valid and continuing security interest (as defined in the applicable Uniform Commercial Code (“UCC”)) in the Mortgage Loans in favor of the Purchaser which security interest is prior to all other liens, and is enforceable as such as against creditors of and purchasers from the Seller.

2. The Mortgage Loans constitute “general intangibles” or “instruments” within the meaning of the applicable UCC.

3. The Collection Account and all subaccounts thereof constitute either a deposit account or a securities account.

4. To the extent that payments and collections received or made with respect to the Mortgage Loans constitute securities entitlements, such payments and collections have been and will have been credited to the Collection Account. The securities intermediary for the Collection Account has agreed to treat all assets credited to the Collection Account as “financial assets” within the meaning of the applicable UCC.

Creation

5. The Seller owns and has equitable title to the Mortgage Loans free and clear of any lien, claim or encumbrance of any Person, excepting only liens for taxes, assessments or similar governmental charges or levies incurred in the ordinary course of business that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the lien attaches is not impaired during the pendency of such proceeding.

6. The Seller has received all consents and approvals to the sale of the Mortgage Loans hereunder to the Purchaser required by the terms of the Mortgage Loans that constitute instruments.

7. To the extent the Collection Account or subaccounts thereof constitute securities entitlements, certificated securities or uncertificated securities, the Seller has received all consents and approvals required to transfer to the Purchaser its interest and rights in the Collection Account hereunder.

Perfection

8. The Seller has caused or will have caused, within ten days after the effective date of this Agreement, the filing of all appropriate financing statements in the proper

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filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Mortgage Loans from the Seller to the Purchaser and the security interest in the Mortgage Loans granted to the Purchaser hereunder.

9. With respect to the Collection Account and all subaccounts that constitute deposit accounts, either:

(i) the Seller has delivered to the Purchaser a fully-executed agreement pursuant to which the bank maintaining the deposit accounts has agreed to comply with all instructions originated by the Purchaser directing disposition of the funds in the Collection Account without further consent by the Seller; or

(ii) the Seller has taken all steps necessary to cause the Purchaser to become the account holder of the Collection Account.

10. With respect to the Collection Account or subaccounts thereof that constitute securities accounts or securities entitlements, either:

(i) the Seller has caused or will have caused, within ten days after the effective date of this Agreement, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collection Account granted by the Seller to the Purchaser; or

(ii) the Seller has delivered to the Purchaser a fully-executed agreement pursuant to which the securities intermediary has agreed to comply with all instructions originated by the Purchaser relating to the Collection Account without further consent by the Purchaser; or

(iii) the Seller has taken all steps necessary to cause the securities intermediary to identify in its records the Purchaser as the person having a security entitlement against the securities intermediary in the Collection Account.

Priority

11. Other than the transfer of the Mortgage Loans to the Purchaser pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Mortgage Loans. The Seller has not authorized the filing of, or is not aware of any financing statements against the Seller that include a description of collateral covering the Mortgage Loans other than any financing statement relating to the security interest granted to the Purchaser hereunder or that has been terminated.

12. The Seller is not aware of any judgment, ERISA or tax lien filings against the Seller.

13. The Trustee (or the Custodian on its behalf) has in its possession all original copies of the Mortgage Notes that constitute or evidence the Mortgage Loans. To the Seller’s knowledge, none of the instruments that constitute or evidence the Mortgage Loans has

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any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Purchaser or its designee. All financing statements filed or to be filed against the Seller in favor of the Purchaser in connection herewith describing the Mortgage Loans contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Purchaser.”

14. Neither the Collection Account nor any subaccount thereof is in the name of any person other than the Seller or the Purchaser or in the name of its nominee. The Seller has not consented for the securities intermediary of the Collection Account to comply with entitlement orders of any person other than the Purchaser or its designee.

15. Survival of Perfection Representations. Notwithstanding any other provision of this Agreement or any other transaction document, the Perfection Representations contained in this Schedule shall be continuing, and remain in full force and effect (notwithstanding any replacement of the Servicer or termination of the Servicer’s rights to act as such) until such time as all obligations under this Agreement have been finally and fully paid and performed.

16. No Waiver. The parties to this Agreement (i) shall not, without obtaining a confirmation of the then-current rating of the Certificates waive any of the Perfection Representations, and (ii) shall provide the Rating Agencies with prompt written notice of any breach of the Perfection Representations, and shall not, without obtaining a confirmation of the then-current rating of the Certificates (as determined after any adjustment or withdrawal of the ratings following notice of such breach) waive a breach of any of the Perfection Representations.

17. Seller to Maintain Perfection and Priority. The Seller covenants that, in order to evidence the interests of the Seller and the Purchaser under this Agreement, the Seller shall take such action, or execute and deliver such instruments (other than effecting a Filing (as defined below), unless such Filing is effected in accordance with this paragraph) as may be necessary or advisable (including, without limitation, such actions as are requested by the Purchaser) to maintain and perfect, as a first priority interest, the Purchaser’s security interest in the Mortgage Loans. The Seller shall, from time to time and within the time limits established by law, prepare and present to the Purchaser or its designee to authorize (based in reliance on the Opinion of Counsel hereinafter provided for) the Seller to file, all financing statements, amendments, continuations, initial financing statements in lieu of a continuation statement, terminations, partial terminations, releases or partial releases, or any other filings necessary or advisable to continue, maintain and perfect the Purchaser’s security interest in the Mortgage Loans as a first-priority interest (each a “Filing”). The Seller shall present each such Filing to the Purchaser or its designee together with (x) an Opinion of Counsel to the effect that such Filing is (i) consistent with the grant of the security interest to the Purchaser pursuant to Section 17 of this Agreement, (ii) satisfies all requirements and conditions to such Filing in this Agreement and (iii) satisfies the requirements for a Filing of such type under the Uniform Commercial Code in the applicable jurisdiction (or if the Uniform Commercial Code does not apply, the applicable statute governing the perfection of security interests), and (y) a form of authorization for the Purchaser’s signature. Upon receipt of such Opinion of Counsel and form of authorization, the Purchaser shall promptly authorize in writing the Seller to, and the Seller shall, effect such Filing under the UCC without the signature of the Seller or the Purchaser where

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allowed by applicable law. Notwithstanding anything else in the transaction documents to the contrary, the Seller shall not have any authority to effect a Filing without obtaining written authorization from the Purchaser or its designee.

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EXHIBIT 1

CONTENTS OF EACH MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items:

(1)	Mortgage Loan Documents.

(2)	Loan application.

(3)	Mortgage Loan closing statement.

(4)	Verification of employment and, if applicable, income.

(5)	If applicable, verification of acceptable evidence of source and amount of down payment.

(6)	Credit report on Mortgagor.

(7)	Mortgaged Property appraisal report.

(8)	Photograph of the Mortgaged Property.

(9)	Survey of the Mortgaged Property.

(10)	Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

(11)	All required disclosure statements and statement of Mortgagor confirming receipt thereof.

(12)	If available, termite report, structural engineer’s report, water potability and septic certification.

(13)	Sales Contract.

(14)	Hazard insurance policy.

(15)	Tax receipts, insurance premium receipts, ledger sheets, payment history from date of origination, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

(16)	Amortization schedule, if available.

Ex.1-1

(17)	Payment history for Mortgage Loans that have been closed for more than 90 days.

(18)	The original policy of primary mortgage guaranty insurance or, if such insurance is provided by a master policy, the original certificate of insurance and a copy of such master policy, if available.

Ex.1-2

EXHIBIT 2

MORTGAGE LOAN DOCUMENTS

With respect to each Mortgage Loan, the Mortgage Loan Documents include each of the following items:

(a) The original Note together with any applicable riders, bearing all intervening endorsements necessary to show a complete chain of endorsements from the original payee to the last endorsee, endorsed (on the Note or an allonge attached thereto) “Pay to the order of                     , without recourse,” and signed in the name of the last endorsee by a duly qualified officer of the last endorsee. If the Mortgage Loan was acquired by the last endorsee in a merger, the endorsement must be by “[name of last endorsee], successor by merger to [name of predecessor]”. If the Mortgage Loan was acquired or originated by the last endorsee while doing business under another name, the endorsement must be by “[name of last endorsee], formerly known as [previous name]”;

(b) Except as provided below and for each Mortgage Loan that is not a MERS Loan, the original Mortgage with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy of the original Mortgage that has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located and in the case of each MERS Loan, the original Mortgage, noting the presence of the MIN of the Loan and either language indicating that the Mortgage Loan is a MOM Loan or if the Loan was not a MOM Loan at origination, the original Mortgage and the assignment thereof to MERS, with evidence of recording indicated thereon, or a copy of the Mortgage certified by the public recording office in which such Mortgage has been recorded.

(c) In the case of each Mortgage Loan that is not a MERS Loan, the original Assignment, in blank, executed via original signature, which assignment shall be in form and substance acceptable for recording (except for the insertion of the name of the assignee and the related Mortgage recording information). If the Mortgage Loan was acquired by the last assignee in a merger, the Assignment must be made by “[name of last assignee], successor by merger to [name of predecessor]”. If the Mortgage Loan was acquired or originated by the last assignee while doing business under another name, the Assignment must be by “[name of last assignee], formerly known as [previous name]”;

(d) Originals of all intervening assignments of mortgage (if applicable), with evidence of recording thereon, showing a complete chain of title from the originator to the last assignee;

(e) Originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon, unless such originals are permanently retained by the applicable recording office (in which event, a photocopy of each such original,

Ex.2-1

certified by the applicable recording office to be a true, correct and complete copy of the original) along with an endorsement to the original policy of title insurance extending coverage to the date and time of the recording of any such modification, assumption, consolidation or extension;

(f) If the Note or Mortgage was executed pursuant to a power of attorney or other instrument that authorized or empowered such Person to sign, the original power of attorney (or such other instrument), with evidence of recording thereon, unless such originals are permanently retained by the applicable recording office (in which event, a photocopy of each such original, certified by the applicable recording office to be a true, correct and complete copy of the original);

(g)(i) The original mortgagee title insurance policy or (ii) if such policy has not been issued, (a) a written commitment or binder for such policy issued by a title insurer and an Officer’s Certificate of the title insurer certifying that all of the requirements specified in such commitment have been satisfied or (b) a preliminary title report issued by a title insurer in anticipation of issuing a title insurance policy which evidences existing liens and gives a preliminary opinion as to the absence of any encumbrance on title to the Mortgaged Property except liens to be removed on or before purchase by the Mortgagor or which constitute customary exceptions acceptable to lenders generally;

(h) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage;

(i) the original of any loan agreement or guaranty executed in connection with the Note;

If any original recorded document required to be delivered the Purchaser has been lost or if such public recording office retains the original recorded document, then in lieu of delivering such original, the Seller shall deliver, or cause to be delivered, a photocopy of such original document certified by such public recording office to be a true, correct and complete copy of the original recorded document.

If any original Mortgage required to be delivered to the Purchaser has been delivered for recording to the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located but has not yet been returned by such recording office, in lieu of delivering such original, the Seller shall deliver, or cause to be delivered, a certified true, correct and complete copy of such original Mortgage that has been delivered to the appropriate public recording office for recordation.

If any such other original document required to be delivered to the Purchaser but which has been delivered for recording to the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located but has not yet been returned by such recording office, in lieu of delivering such original, the Seller shall deliver, or cause to be delivered, a certified true, correct and complete copy of such document that has been delivered to the appropriate public recording office for recordation.

Ex.2-2

EXHIBIT 3

MORTGAGE LOAN SCHEDULE

(Please refer to the Mortgage Loan Schedule filed

as a free writing prospectus on November 13, 2006.)

Ex.3-1